EXHIBIT 20.1



                                FORM 27 (Ontario)
                               FORM 53-901F (B.C.)

                                 SECURITIES ACT

                   MATERIAL CHANGE REPORT UNDER SECTION 75(2)
          OF THE SECURITIES ACT (ONTARIO) (THE "ONTARIO ACT") AND UNDER
     SECTION 85(1) OF THE SECURITIES ACT (BRITISH COLUMBIA) (THE "B.C. ACT")


ITEM 1 -  Reporting Issuer

          MDSI Mobile Data Solutions Inc.
          10271 Shellbridge Way
          Richmond, B.C.
          V6X 2W8


ITEM 2 -  DATE OF MATERIAL CHANGE

          June 28, 2002


ITEM 3 -  PRESS RELEASE

          The press release was issued June 28, 2002 at Richmond, British Columbia.


ITEM 4 -  SUMMARY OF MATERIAL CHANGE

          On June 28, 2002, MDSI Mobile Data Solutions Inc. ("MDSI"), a provider of mobile workforce management solutions, announced that it entered into an agreement (the "Exchange Agreement") to return ownership of its wholly-owned subsidiary, Connectria Corporation ("Connectria"), to Connectria's former principal shareholders, Richard S. Waidmann ("Waidmann") and Eric Y. Miller ("Miller").

          Under the Exchange Agreement MDSI has agreed, among other things, to transfer all of the shares of Connectria held by it to Waidmann and Miller in exchange for shares of MDSI held by Waidmann and Miller and certain other consideration.

          The Exchange Agreement provides for the satisfaction of an inter-company debt of Connectria owing to MDSI in the principal amount of US$2,519,000. In exchange for the satisfaction of the inter-company debt, Connectria will issue to MDSI a warrant to purchase up to 50,380 non-voting preferred shares of

          Connectria. The Exchange Agreement also provides that MDSI will transfer to Connectria all of MDSI's right, title and interest in and to its notes receivable from Waidmann (in the principal amount of US$150,000) and from Miller (in the principal amount of US$100,000). Under the Exchange Agreement, Waidmann and Miller will surrender for cancellation certain of their options to purchase MDSI shares, and their remaining stock options must be exercised within 30 days from the date the transaction closes. The Exchange Agreement requires Waidmann and Miller to resign all executive positions they hold with MDSI and enter into confidentially and non-competition agreements with MDSI. The agreement further provides that MDSI will loan Connectria US$250,000, which will be evidenced by a promissory note and secured by a security interest in the assets of Connectria. MDSI will also enter into an agreement to purchase, for a period of five years, hosting services from Connectria, and will pay to Connectria the sum of US$250,000 in prepayment for the hosting services.

          By returning Connectria to Waidmann and Miller, MDSI is implementing its previously-disclosed plan to focus on its core business, which consists of its suite of workforce management applications software and the necessary professional services and wireless connectivity solutions necessary to implement and support its applications software.


ITEM 5 -  FULL DESCRIPTION OF MATERIAL CHANGE

          The Transaction, its Background and its Material Terms

          In June 2000, MDSI acquired Connectria as part of the implementation of MDSI's wireless eBusiness strategy. Waidmann and Miller, who collectively owned 97.6% of the outstanding common shares of Connectria, received an aggregate of 824,700 common shares of MDSI in exchange for their Connectria shares. In 2001, MDSI appointed a new senior management team, which decided to put a greater focus on MDSI's core mobile workforce management business and to simultaneously reduce focus on its eBusiness strategy.

          As a consequence of realigning its strategic objectives to focus on its core business, MDSI evaluated alternatives with respect to its eBusiness operations. MDSI management concluded that it would be in the best interests of MDSI to dispose of Connectria, and that the most attractive and logical buyers would be its former principal shareholders. Following negotiations with Waidmann and Miller, on June 28, 2002, MDSI signed the Exchange Agreement, which effectively unwinds the acquisition of Connectria by MDSI. The Exchange Agreement provides for the transfer from MDSI to Waidmann and Miller of all outstanding Connectria common shares in exchange for a transfer from Waidmann and Miller to MDSI of an aggregate of 824,700 common shares of MDSI (the "Transaction"), which represents the same number of MDSI shares that were originally issued to Waidmann and Miller upon MDSI's acquisition of

          Connectria. To satisfy an inter-company debt in the principal amount of $2,519,000 owing to MDSI, Connectria will issue to MDSI a warrant ("Warrant") to purchase up to 50,380 non-voting preferred shares of Connectria ("Preferred Shares"). The terms of the Warrant and the Preferred Shares are further described below under "Warrant and Preferred Shares". MDSI will also transfer to Connectria all of MDSI's right, title and interest in and to its notes receivable from Waidmann (in the principal amount of US$150,000) and Miller (in the principal amount of US$100,000), and no additional securities of Connectria will be issued to MDSI in respect of such transfer. In connection with the Transaction, MDSI will lend to Connectria the sum of US$250,000 ("Loan"), which will be evidenced by a promissory note in the principal amount of US$250,000 from Connectria in favour of MDSI (the "Promissory Note"). The Promissory Note will provide for the payment in full of the outstanding principal and accrued interest on the second anniversary date of the note. The Promissory Note will bear interest at the rate of 5% per annum. Connectria may prepay the Promissory Note in full or in part. All amounts prepaid will be applied first to the payment of accrued interest and the balance remaining, if any, will be applied to the reduction of the principal amount outstanding. The Loan will be secured by a security interest in the assets of Connectria, which shall be subordinate and junior in right of payment to any present or future indebtedness of Connectria for borrowed money to a financial institution taking a security interest or other lien on substantially all of the assets of Connectria, pursuant to a subordinated security agreement ("Subordinated Security Agreement"). MDSI and Connectria will enter into an agreement for hosting services to be provided by Connectria to MDSI having a term of five years ("Service Agreement"), and MDSI will pay to Connectria the sum of US$250,000 as prepayment for services to be provided to MDSI by Connectria during the term of the Service Agreement. The Service Agreement will contain terms to be mutually agreed upon between MDSI and Connectria but the terms will be no less favourable than those provided to any other customer of Connectria for such services.

          The Exchange Agreement further provides that, upon closing, Waidmann will surrender options to purchase 68,725 common shares of MDSI (of a total of 137,450 options held by him) and Miller will surrender options to purchase 34,363 common shares of MDSI (of a total of 68,725 options held by him). The remaining stock options held by Waidmann and Miller must be exercised within 30 days from the date the Transaction closes. Under the agreement, both Waidmann and Miller will resign the positions which they currently hold as executive officers of MDSI. The parties will also enter into a confidentiality and non-competition agreement, whereby Connectria, Waidmann and Miller will agree to refrain from competing with MDSI for a period of two years. The parties have also agreed to sign mutual releases whereby Waidmann, Miller and Connectria will release and forever discharge MDSI and its shareholders, employees, directors, officers and certain other related parties from all manner of actions, causes of action, suits, debts, sums of money and other enumerated claims or proceedings related to agreements respecting the acquisition of

          Connectria, the Transaction, the employment agreements of Waidmann and Miller, or any other transaction between the parties. MDSI has granted Waidmann, Miller and Connectria similar releases.

          Warrant and Preferred Shares
          ----------------------------

          The Exchange Agreement provides that MDSI will contribute to the capital of Connectria the principal amount of $2,519,000 indebtedness of Connectria. In exchange for the contribution of capital, Connectria will issue to MDSI a Warrant to purchase 50,380 shares of Series A Nonvoting Preferred Stock ("Preferred Shares"). The Warrant is exercisable, on or before June 30, 2007, for 50,380 Preferred Shares at a price of US$50 per Preferred Share. The number of Preferred Shares, and the purchase price, are subject to adjustment in certain circumstances, such as the recapitalization, reclassification, reorganization or other like capital transaction or the merger or consolidation of Connectria into another entity. Connectria may repurchase the Warrant, in whole and not in part, at any time by paying to the registered owner of the Warrant the sum of US$2,519,000 or, if the Warrant has been partially exercised, such fraction of that amount based on the proportion of the Warrant then not exercised.

          The Preferred Shares will have a par value of $0.01 per share and will be entitled to cumulative dividends calculated at a rate of 5% per annum and payable on December 31 of each year. To the extent that any annual dividend is not paid with respect to a Preferred Share, an amount equal to such dividend shall be added to the Stated Value of such share and shall remain a part thereof until (but only until) such dividends are paid. "Stated Value" is defined to mean (a) US$100 per share at all times up to and including June 30, 2007 and (b) US$0.01 per share at all times from and after July 1, 2007. In the event of a liquidation, dissolution or winding up of Connectria, or an acquisition in which the shareholders of Connectria acquire less than 50% of the outstanding voting power of the resulting entity or upon the sale of all or substantially all of the assets of Connectria, the Stated Value of the Preferred Shares will be paid from the funds that may be legally distributed to the shareholders of Connectria in preference to all other shares of Connectria, provided that, if insufficient funds are available to pay the Stated Value in full, each Preferred Share will be entitled to a pro rata distribution of the available funds. The Preferred Shares will have no right to vote in the election of directors of Connectria or on any other matter coming to the attention of the shareholders of Connectria. The Preferred Shares will be redeemable, at the election of Connectria, in whole or in part, for cash in the amount of the Stated Value, together with all dividends declared and unpaid at the redemption date. In the event that Connectria receives net proceeds of $10,000,000 or more as a result of a transaction or series of transactions involving an equity investment in Connectria, then Connectria must redeem all of the Preferred Shares at their Stated Value.

          Ancillary Agreements
          --------------------

          The Exchange Agreement contemplates a number of ancillary agreements to be entered into amongst the parties.

          The Exchange Agreement provides that MDSI and Connectria will enter into the Service Agreement for the provision of hosting services by Connectria to MDSI. The Service Agreement will have a term of five years. MDSI will pay Connectria the sum of US$250,000 in prepayment for services to be provided to MDSI under the Service Agreement.

          The Exchange Agreement requires the parties to enter into a mutual release ("Release"). The Release provides that Waidmann, Miller and F Connectria will release MDSI, and any affiliate, employee, director, officer, shareholder and agent of and from all manner of legal actions that may arise in connection with the initial acquisition of Connectria by MDSI, the employment of Waidmann or Miller, or and any other transaction between MDSI and Waidmann, Miller or Connectria. MDSI has granted Waidmann, Miller and Connectria similar releases.

          Under the Exchange Agreement, MDSI, Waidmann, Miller and Connectria will enter into a confidentiality and non-competition agreement, pursuant to which Waidmann, Miller and Connectria will refrain from competing with MDSI for a period of two years.


          The Purpose and Business Reasons for the Transaction
          ----------------------------------------------------

          MDSI is a provider of mobile workforce management solutions, which encompass a suite of applications software coupled with the necessary professional services and wireless connectivity solutions necessary to implement and support its applications software. MDSI acquired Connectria in June 2000 and it was intended that Connectria would complement MDSI's core mobile workforce management business. Under its eBusiness strategy, MDSI would offer hosted workforce management and wireless connectivity solutions over the Internet from a wirelessly-enabled Application Service Provider ("ASP") site. The Company's eBusiness solutions included Advantex ASP, eService Manager, and eService Mobile, as well as hosted versions of MDSI's and third parties' wireless middleware solutions which enable wireless communications over a variety of wireless networks and mobile devices.

          As a result of the Company's strategy to focus on its mobile workforce management operations, the Company has decided to divest itself of Connectria. Eric Dysthe, Chairman, President and Chief Executive Officer of MDSI, stated "MDSI is once again 100 percent focused on mobile workforce management, the business where we continue to be the undisputed global market leader and where our greatest opportunities lie. The Agreement is an important strategic milestone, and very good news for MDSI's customers, shareholders and employees; we are pleased to have delivered it within our proposed time frame."


          The  Anticipated  Effect of the  Transaction  on MDSI's  Business  and
          ----------------------------------------------------------------------
          Affairs
          -------

          Because MDSI accounted for the original June, 2000 acquisition of Connectria as a pooling of interests under U.S. GAAP and had previously written off the goodwill and other intangibles resulting from the acquisition under Canadian GAAP, MDSI does not expect a significant gain or loss as a result of this transaction. MDSI will account for its hosting and IT services business as a discontinued operation.

          The divestiture of Connectria will result in reductions to working capital of approximately US$1.8 million (excluding the current portion of long-term debt and capital leases), capital assets of approximately US$1.4 million and long-term debt and capital leases of approximately US$700,000. Shareholders' equity will be reduced by approximately US$2.5 million reflecting the return and cancellation of the 824,700 common shares and the divestiture.

          The divestiture of Connectria will free up certain resources that were previously required by Connectria. These resources will be utilized to strengthen and enhance MDSI's competitiveness in its core business of mobile workforce management solutions. MDSI will maintain a relationship with Connectria through the Service Agreement, which will provide the MDSI customer who utilizes the Connectria services with the same level of service as previously provided. However, the divestiture of Connectria will remove the business risk inherent in owning the business of Connectria itself, and will enable management of MDSI to focus on its core products and services, markets and competitive environment.

          Interested  Parties  -  Interest  in the  Transaction,  Effect  of the
          ----------------------------------------------------------------------
          Transaction Upon, and the Nature of any Benefits
          ------------------------------------------------

          Connectria is currently a wholly-owned subsidiary of MDSI. Upon closing of the Exchange Agreement, Connectria will be 100 percent owned by Waidmann and Miller. As part of the consideration for the transfer of their MDSI shares to MDSI, Waidmann and Miller will receive the following benefits:

          o Waidmann will receive 4,100,000 common shares of Connectria and Miller will receive 2,050,000 common shares of Connectria, and together Waidmann and Miller will hold 100 percent of the outstanding common shares of Connectria;

          o Waidmann will retain options to purchase 68,725 common shares of MDSI and Miller will retain options to purchase 34,362 common shares of MDSI, exercisable within 30 days from the date the Transaction closes; and

          o MDSI will transfer to Connectria indebtedness of Waidmann in the principal amount of US$150,000 and indebtedness of Miller in the principal amount of US$100,000.

          Following closing of the Transaction, Waidmann and Miller, as the sole owners of Connectria, may indirectly benefit from any benefits received by Connectria in connection with the Exchange Agreement and the Transaction, which include the following:

          o    in exchange  for  issuance  of the  Warrant,  Connectria  will be relieved from its obligation to pay MDSI Connectria's inter-company debt obligations in the aggregate amount of US$2,519,000;

          o Connectria will receive a US$250,000 loan from MDSI for a term of two years; and

          o MDSI will purchase hosting services from Connectria pursuant to the Service Agreement, and Connectria will receive an immediate US$250,000 payment from MDSI as prepayment for such services.

          The Exchange Agreement provides that a mutual release must be entered into among MDSI, Connectria, Waidmann and Miller. The mutual release will provide that MDSI will be unable to claim against Waidmann, Miller or Connectria in the event that any facts were to come to light that may support a court action against Waidmann, Miller or Connectria in relation to the Transaction or related matters.


          Review and  Approval  by the  Independent  Committee  and the Board of
          ----------------------------------------------------------------------
          Directors
          ---------

          In 2001, management of MDSI began developing possible alternatives for its hosting and IT services business and, as a result of that evaluation, management decided that it would be in MDSI's best interests to dispose of Connectria. Although management considered certain alternative scenarios, management considered that the most attractive and logical option would likely be to sell Connectria to its former principals, Waidmann and Miller, who were still actively involved in the Connectria's business. Accordingly, in mid to late 2001, MDSI's management began discussions with Waidmann and Miller with a view towards arriving at a mutually satisfactory transaction structure. In the spring of 2002, discussions had progressed to the point that the board of directors of MDSI created an independent committee of the board of directors to evaluate the proposed sale of Connectria and to make recommendations to the board of directors. The independent committee consisted of the following independent directors of MDSI: David R. Van Valkenburg, Marc Rochefort and Peter Ciceri.

          It was decided that, in order for the independent committee to determine whether the proposed sale of Connectria would be beneficial to MDSI shareholders, and in order to help satisfy other regulatory requirements, it would be helpful to receive estimates of the value of Connectria and the value of certain consideration to be received by MDSI in exchange for Connectria. Accordingly, the independent committee retained Caliber Advisors, Inc. of Del Mar, California ("Caliber") to perform a valuation of Connectria and the Warrant.

          Caliber conducted a valuation of the capital of Connectria and arrived at a fair market value of between US$2.5 million and US$3.0 million, which included the value of the shares of Connectria and the value of the transfer to Connectria of US$2,519,000 in inter-company debt owing by Connectria to MDSI. Caliber also valued the Warrant at between US$370,000 and US$480,000, which, when issued and exercised, would reduce the value of Connectria's capital. The value of the Warrant was subtracted from the value of Connectria to arrive at a net value for Connectria of between US$2.1 million and US$2.6 million. See "The Valuation", below.

          The independent recommended to the board of directors of MDSI that it approve the Exchange Agreement. On June 27, 2002, the board of directors, after its own review of the materials available to it, unanimously approved the Exchange Agreement. In arriving at their respective decisions, the independent committee and the board of
          directors   considered  the  following   factors  to  be  particularly
          relevant:

          1. the fact that since 2001, MDSI's strategy has been to focus on its core business of mobile workforce management solutions and Connectria was not part of that core business;

          2. the range of values set out in the Valuation for the Connectria Shares and Warrant that are being exchanged for the MDSI Shares and the cancellation of the MDSI stock options, and the overall conclusions that were arrived at in the Valuation;

          3. the fact that the market for the shares of Connectria is very illiquid and limited, and given such illiquidity and the fact that Waidmann and Miller are intimately familiar with Connectria, Waidmann and Miller are therefore natural and logical buyers of Connectria;

          4. by selling to current management of Connectria, MDSI would be able to maintain its ability to offer its suite of services which are constructed on the Connectria platform, as well as maintain MDSI's relationship with

               Connectria, neither of which could be assured if Connectria were sold to a third party;

          5. the fact that Connectria had failed to generate revenue to the extent expected and was therefore having a negative impact on the Company's earnings, and ultimately, the Company's value; and

          6. the benefit of obtaining releases of any and all claims, actual or potential, against the Company by the Principal Shareholders.

          The independent committee and the board of directors considered the feasibility of selling Connectria to third party interests other than to Waidmann and Miller, but decided the sale to Waidmann and Miller would be most advantageous for the shareholders of MDSI for the following reasons:

          1. It would be difficult, time consuming and relatively expensive to identify possible third party purchasers for Connectria in the current hosting and IT services market; and

          2. The sale of Connectria to Waidmann and Miller would minimize disruption within Connectria and would preserve MDSI's ongoing positive relationship with Connectria.

          In reaching its determination, MDSI's independent committee and board of directors also considered and evaluated information provided to the MDSI board by management of MDSI with respect to the Transaction. In this regard, MDSI's independent committee and board of directors considered, among other things: (i) information concerning the results of operations, performance, financial condition and prospects of MDSI and Connectria on a company-by-company basis; (ii) the competitive environment of MDSI and Connectria's respective businesses; (iii) the market share held by each of MDSI and Connectria in their respective businesses; (iv) the results and scope of the due diligence review conducted by members of MDSI's management with respect to Connectria's business and operations; and (v) the recent and historical trading prices of MDSI's shares.

          The foregoing discussion of the information and factors considered and given weight by MDSI's independent committee and board of directors is not intended to be exhaustive, but is believed to include all the material factors considered by the MDSI's independent committee and board of directors.

         Compliance with and Exemptions from OSC Rule 61-501
         ---------------------------------------------------
         and QSC Policy Q-27
         -------------------

          Because Waidmann and Miller hold executive officer positions in MDSI, the disposition of all of the shares of Connectria to Waidmann and Miller constitutes a "related party transaction" which is subject to certain requirements prescribed by Ontario Securities Commission Rule 61-501 and Quebec Securities Commission Policy Q-27. These requirements include the issuance of a material change report containing prescribed disclosure relating to the Transaction.

          MDSI is exempt from the minority shareholder approval and formal valuation requirements of OSC Rule 61-501 and QSC Policy Q-27 because the Transaction is not an amalgamation or a merger, whether by arrangement or otherwise, and neither the fair market value of the subject matter of, nor the fair market value of the consideration for, the Transaction, insofar as it involves all interested parties, is greater than 25 percent of MDSI's market capitalization.


          The Valuation
          -------------

          Although a formal valuation was not required under OSC Rule 61-501 and QSC Policy Q-27, nevertheless it was decided that a valuation should be obtained in order to aid the independent committee in its deliberations with respect to the disposition of Connectria. Accordingly, the independent committee engaged Caliber to prepare a valuation of the fair market value of Connectria and the fair market value of the Warrant. Caliber and its principals have no present or contemplated future interest in the assets, properties or business interests that are the subject of the Valuation, nor do they have any personal interest or bias with respect to the subject matter of the report or the parties involved. Compensation received by Caliber for preparing the valuation was not contingent upon the values reported.

          Caliber prepared a draft valuation report dated June 27, 2002 which was followed by a final version dated July 3, 2002 (the "Valuation"). In the preparation of the Valuation, Caliber examined, among other things, the Term Sheet describing the Transaction issued approximately June 22, 2002; the Connectria income statement for the period ended December 31, 2001 (unaudited) and interim 2002 monthly statements; a three year financial forecast of Connectria, prepared by Connectria management; various other information and data provided by MDSI and Connectria management or gathered by Caliber; and independent industry research and analyst reports and other industry information gathered by Caliber. In addition, Caliber had discussions with management and technical staff regarding historical operating performance and the prospects for future results for Connectria. Caliber made several assumptions including the reliability of information received from management and the proper compliance of the companies with all applicable federal, state and local regulations and laws.

          For the purposes of the Valuation, "fair market value" was defined as the price at which property would change hands between a willing buyer and a willing seller when neither is under compulsion to buy or to sell, and each has a reasonable knowledge of the relevant facts.

          Caliber considered the strengths and weaknesses of several valuation approaches to determine the fair market value of Connectria and the
          Warrant. With respect to the valuation of Connectria, Caliber concluded that the market approach was the most appropriate methodology and provided the most accurate measure of the fair market value. With respect to determining the fair market value of the Warrant, Caliber concluded that the Black-Scholes approach (a variant of the income approach) was the most accurate approach.

          In general terms, the market approach (the "Market Approach") involves the compilation and correlation of data from the sale of similar assets and applies such results to the subject assets. The Market Approach is based on the premise that the public marketplace is efficient and that reasonably comparable companies or assets can be identified. An important limitation in using this approach will exist if sufficiently comparable assets cannot be identified.

          The premise of the income approach (the "Income Approach") is that the value of an asset is equal to the present value of the future income to be derived from the asset. The Income Approach commonly is implemented through a discounted cash flow ("DCF") analysis based on the expected flows derived from the company or subject asset.

          Caliber valued the capital of Connectria (including the value of the inter-company debt) as a single security. In preparing the Valuation, Caliber utilized four market approaches, using public company comparables, private control transactions, billable staff multiples, and analyst terminal values. Caliber discounted the results of their analysis to reflect the value of Connectria's capital on a privately-held, controlling interest basis. From their analysis, Caliber concluded that the current fair market value of Connectria's capital is between US$2.5 million and US$3.0 million, prior to the issuance of the Warrant, and $2.1 million to US$2.6 million after issuance of the Warrant.

          Caliber considered the terms of the Warrant and the preferred shares issuable upon exercise of the Warrant. Caliber concluded that exercising the Warrant does not have significant value to MDSI at the present time, because exercising the Warrant would give MDSI a 10% preferred investment in a company with few sources of capital and struggling in a difficult industry. It would only be favourable to exercise the Warrant if an event occurs requiring Connectria to redeem the preferred shares under the terms of the preferred shares, which include the sale by Connectria of all or substantially all of Connectria's assets, the acquisition of Connectria in circumstances where Connectria shareholders would own less than 50 percent of the shares of the resulting entity, or the occurrence of an equity financing resulting in gross proceeds to Connectria of at least US$10 million (see "Warrant and Preferred Shares"). If a redemption event occurs, MDSI would be expected to exercise the Warrant for US$2.519 million, and then simultaneously demand redemption of the issued preferred stock for US$5.038 million (for a gain of US$2.519 million).

          Caliber concluded that a redemption event would be most likely to occur if Connectria appreciates by 30 percent over several years. Caliber concluded that If such performance levels are not met, a redemption would substantially dilute proceeds to the holders of Connectria common shares and would therefore be unlikely.

          Based upon the above analysis, Caliber calculated the fair market value of the Warrant at between US$610,000 and US$800,000, but discounted the value by 40 percent to between US$370,000 and US$480,000 because the Warrant is relatively illiquid.


          2001 Hypothetical Valuation
          ---------------------------

          On November 29, 2001, as part of a larger presentation to MDSI's board of directors which analyzed certain strategic alternatives, Caliber prepared a hypothetical valuation of Connectria (the "2001 Hypothetical Valuation") for the purposes of evaluating a potential disposition of Connectria. The 2001 Hypothetical Valuation dated August 1, 2001 was prepared based on Connectria's January 2001 budget and a revised June 2001 budget . The Mid-Year valuation arrived at a hypothetical valuation range for Connectria of between US$7 million and $8 million.

          The 2001 Hypothetical Valuation utilized four valuation approaches described as the Guideline Approach, the Private Equity Approach, the VC Equity (Private) Approach and the Modified DCF Approach. The Guideline Approach utilized multiples from publicly-traded, comparable companies. The Private Equity Approach utilized multiples from recent private equity deals. The VC Equity (Private) Approach utilized multiples from interviews with current VCs investing in comparable companies. The Modified DCF Approach utilized multiples from terminal EBIT (earnings before interest and taxes) multiples used by industry analysts. All approaches utilized a 2002 budget which was extrapolated from 2001 results.

          The  2001   Hypothetical   Valuation  was  limited  by  the  following
          constraints:

               o    estimates were made without discussions with management;

               o    it  was  difficult  to  assess  margins  and   utilizations;
                    management's mid-year budget model did not show manpower and salary detail; and

               o management's budget estimates varied widely and it was difficult to assess division prospects.

          Management of MDSI believes that the 2001 Hypothetical Valuation is of little value with respect to assessing the merits of the Transaction because the 2001 Hypothetical Valuation was largely based on budget and economic data that were created or obtained prior to the drastic fall in technology stock prices that occurred in the Spring of 2001. For example, the sales and budget results up to mid-2001 were extrapolated to create the year 2002 forecasts. However, it is now realized that such forecasts were highly and overly optimistic and probably unattainable. Similarly, the various multiples derived from pre-Spring 2001 data do not represent current multiples.

          A copy of the 2001 Hypothetical Valuation is attached to this material change report as Schedule "A". In addition, a copy of the 2001 Hypothetical Valuation is available for inspection at MDSI's principal offices located at 10271 Shellbridge Way, Richmond, British Columbia. MDSI will send a copy of the 2001 Hypothetical Valuation to any securityholder of MDSI upon request and without charge.


          Timing of Closing
          -----------------

          This material change report has been filed by MDSI less than 21 days before the expected date of closing of the Transaction (July 15, 2002), because neither the shareholders of MDSI nor the shareholders of Connectria are required to approve the Exchange Agreement or the Transaction. Although the Exchange Agreement is subject to the approval of the Toronto Stock Exchange, such approval is expected to be received prior to the anticipated closing date.


ITEM 6 -  RELIANCE ON SECTION 75(3) OF THE ONTARIO ACT (SECTION 85(2) OF THE BC
ACT):

          Not applicable.


ITEM 7 -  OMITTED INFORMATION:

          Not applicable.

ITEM 8 -  SENIOR OFFICERS:

          M. Greg Beniston, Vice-President, Legal and Corporate Secretary (business telephone number 604-207-6293), is the officer of MDSI knowledgeable about the details of this material change report.

ITEM 9 -  STATEMENT OF SENIOR OFFICER:

          The foregoing accurately discloses the material change referred to herein.


DATED at Richmond, B. C., the 8th day of July, 2002.



                                   "M. Greg Beniston"
                                   Signature

                                   M. GREG BENISTON
                                   ---------------------------------------------
                                   Name

                                   Vice-President, Legal and Corporate Secretary Title




MDSI will send a copy of this material change report, and any other material change reports related to the Transaction, to any securityholder of MDSI upon request and without charge.

IT IS AN OFFENCE UNDER THE SECURITIES ACT AND THE SECURITIES REGULATION FOR A PERSON OR COMPANY TO MAKE A STATEMENT IN A DOCUMENT REQUIRED TO BE FILED OR FURNISHED UNDER THE ACT OR THE REGULATION THAT, AT THE TIME AND IN THE LIGHT OF THE CIRCUMSTANCES UNDER WHICH IT WAS MADE, IS A MISREPRESENTATION.

                                  Schedule "A"


                                                                          [Logo]




                                                          CALIBER ADVISORS, INC.
                                               12760 High Bluff Drive, Suite 300
                                                     San Diego, California 92130
                                                 858-792- 8990 Fax 858-792 -8988
                                                         www.caliberadvisors.com




VIA MAIL AND EMAIL

August 1, 2001

Mr. Verne Pecho
Vice President, Finance
MDSI Mobile Data Solutions, Inc.
10271 Shellbridge Way
Richmond, BC V6X 2W8

Dear Mr. Pecho:

Pursuant to your authorization, Caliber Advisors, Inc. ("CAI") has estimated the hypothetical fair market value of Connectria Corporation ("Connectria" or the "Company"). This analysis is materially premised upon financial forecasts provided by MDSI and not Connectria. This is a particularly important fact and limitation on our analysis, since the outlook for the Company is very volatile and has changed substantially over the past few months. Consequently, the hypothetical values reported could change significantly and measurably, based upon application of additional relevant information provided by you or Connectria management. We understand that our hypothetical valuation will be used for internal purposes only. No other use is inferred or should be implied.

Fair market value is defined as the dollar amount at which a willing seller and buyer could reasonably effect a transaction in which both are informed about the relevant facts of the business and neither is compelled to buy or to sell. In this case, we are estimating a hypothetical fair market value, meaning the value expected in a fair market value transaction, assuming the hypothetical information and forecasts provided by you. The information and forecasts may or may not be accurate; consequently, the results are strictly hypothetical.

To develop our hypothetical value of the Subject Interest, we considered factors found in traditional business valuations; however, our work was significantly limited. Specifically, at your request, we did not have any discussions with Connectria management. We considered the following factors in our analysis:

     1. The economic outlook in general and the condition and outlook of the specific industry;

Mr. Verne Pecho
August 1, 2001
Page 2

     2.   The book value and financial condition of the Company;

     3.   The earning capacity of the Company;

     4.   The distribution capacity of the Company;

     5.   Whether or not the Company has goodwill or other intangible value;

     6. Prior sales of Company interests and the size of the interest to be valued; and

     7. The market value of entities engaged in the same or a similar line of business having their stocks or Company interests actively traded on a formal or informal exchange or over-the-counter.

In connection with this opinion, we made reviews, analyses and inquiries we deemed necessary and appropriate under the circumstances. We appraised the Company in accordance with generally accepted appraisal standards but with the significant limitations described above. Our analysis included, but was not limited to, the following procedures:

     1. a reading of Connectria income statements for the period ended December 31, 2000 (unaudited) and interim 2001 monthly statements;

     2. a review of a financial forecast of Connectria, prepared by MDSI management;

     3. a review of various other information and data provided by MDSI management or gathered by CAI personnel;

     4. discussions with management and technical staff regarding historical operating performance and the prospects for future results for Connectria; and

     5. a review of independent industry research and analyst reports and other industry related public information gathered by CAI personnel.

Our analysis is contained in Exhibits I - VIII. As a result of our analysis and subject to the attached Statement of Limiting Conditions, we concluded the hypothetical fair market value of the capital (intercompany debt and common equity) of Connectria Corporation in midyear is given by the range:

                                $7 to $8 million.

Mr. Verne Pecho
August 1, 2001
Page 3

We relied upon various information pertaining to the Company's current and expected future operations as fairly reflecting the Company. We have made limited investigation as to the accuracy and completeness of such information. We appreciate the opportunity to be of service to you and look forward to assisting you in the future.

Sincerely,



Ken Nunes, CFA
Managing Director

Mr. Verne Pecho
August 1, 2001
Page 4

                        STATEMENT OF LIMITING CONDITIONS

This value opinion report has been prepared pursuant to the following general assumptions and general limiting conditions:

We assume no responsibility for the legal description of real property or matters including legal or title considerations. For real property included in this appraisal, we were not furnished legal descriptions or other detailed site and improvement drawings. Title to the subject assets, properties or business interests is assumed to be good and marketable unless otherwise stated.

The subject assets, properties, or business interests are appraised free and clear of any or all liens or encumbrances unless otherwise stated.

We assume responsible ownership and competent management with respect to the subject assets, properties or business interests.

The information furnished by Management is believed to be reliable. However, we issue no warranty or other form of assurance regarding its accuracy.

We assume that there is full compliance with all applicable  Federal,  state and
local  regulations  and  laws  unless  noncompliance  is  stated,   defined  and
considered in the appraisal report.

We assume that all required licenses, certificates of occupancy, consents or legislative or administrative authority from any local, state or national government, private entity or organization have been or can be obtained or renewed for any use on which the valuation opinion contained in this report is based.

Possession of this valuation report, or a copy thereof, does not carry with it the right of publication. It may not be used for any purpose by any person other than the party to whom it is addressed without our written consent and, in any event, only with proper written qualifications and only in its entirety.

We, by reason of this valuation, are not required to give testimony, or to be in attendance in court with reference to the assets, properties or business interests in question unless arrangements have been previously made.

This valuation report has been prepared in conformity with and is subject to, the requirements of the code of professional ethics and standards of professional conduct of the professional appraisal organizations of which we are members.

Disclosure of the contents of this valuation report is governed by the bylaws and regulations of the Association for Investment Management and Research and the American Society of Appraisers.

Mr. Verne Pecho
August 1, 2001
Page 5

No part of the contents of this report, especially any conclusions of value, the identity of the appraisers or the firm with which the appraisers are associated, shall be disseminated to the public through advertising, public relations, news, sales or other media without our prior written consent and approval.

We assume no responsibility for any financial reporting judgments that are appropriately those of management. Management accepts the responsibility for any related financial reporting with respect to the assets, properties or business interests encompassed by this appraisal.

                                 KEN NUNES, CFA

Experience

1988 to present     CALIBER ADVISORS, INC.                                      San Diego, CA

                    MANAGING DIRECTOR


                    Provide   economic   and   valuation   opinions  for  board,
                    disclosure,  and litigation purposes. These opinions include fairness  opinions,  economic  loss  analyses,  security and intellectual property valuations. Testify and offer opinions
                    on  discounted   stock  values,   in-process   research  and
                    development,  warrants, compound libraries,  licenses, media properties, and other intellectual properties.

1996 to 1998        CENTURY BUSINESS VALUATION SERVICES, INC.                   San Diego, CA

                    MANAGING PRINCIPAL

                    Built  and  managed  the San Diego  office of this  national
                    valuation   firm.  Led  valuations  of  business   entities,
                    financial assets and intangible assets and prepared analyses
                    on  complex  and  sensitive   assignments,   including  most
                    financial  and  intangible  assets.   Work  product  advised
                    executives and counsel in investment  decisions on a variety of issues and cases,  including  private  placements;  IPOs;
                    ESOPs;  leveraged  buy-outs;  purchase price allocations and dissolutions.


1985 to 1987        ARTHUR D. LITTLE VALUATION, INC.,                           Woodland Hills, CA

                    PROJECT MANAGER, FINANCIAL INSTITUTION VALUATIONS

                    Specialist in purchase price allocations,  fairness opinions
                    and  capitalization  studies.   Developed  and  initiated  a
                    program targeting a full range of valuation  products toward financial institutions.  Key products included consumer loan and  core  deposit  valuation,  as well  as  pre-acquisition counseling and valuation for selling institutions.

1983 to 1985        THE AEROSPACE CORPORATION                                   El Segundo, CA

1981 to 1983        SYSTEMS CONTROL TECHNOLOGY, INC.                            Palo Alto, CA

                    SYSTEMS AND CONTROLS ENGINEER

                    Specialized in model  building and parameter  identification
                    using   high-order,   dynamic   simulations  and  non-linear
                    parameter  identification   techniques.   Developed  robotic
                    satellites  and fighter  engines  for NASA and the U.S.  Air
                    Force.

Education

1983 to 1985        UNIVERSITY OF CALIFORNIA, LOS ANGELES                       Los Angeles, CA

                    ANDERSON GRADUATE SCHOOL OF MANAGEMENT

                    M.B.A., June 1985. Honors.

1980 to 1981        UNIVERSITY OF CALIFORNIA, DAVIS                             Davis, CA

                    M.S.,  Mechanical  Engineering,  September  1981.  First  in
                    Class.

1976 to 1980        UNIVERSITY OF CALIFORNIA, DAVIS                             Davis, CA

                    B.S., Mechanical Engineering, June 1980. High Honors.

Licenses and        ASSOCIATION FOR INVESTMENT MANAGEMENT AND RESEARCH
Designations
                    Chartered Financial Analyst (CFA)
                    Member 133241, Charter 20819.

                                WILLIAM W. SNYDER

Experience
2000 to present     CALIBER ADVISORS, INC.                                      San Diego, CA

                    SENIOR CONSULTANT

                    Provide   economic   and   valuation   opinions  for  board,
                    disclosure,  and litigation purposes. These opinions include fairness  opinions,  economic loss analyses and security and
                    intellectual   property   valuations.   Offer   opinions  on
                    discounted   stock   values,    in-process    research   and
                    development,  warrants, compound libraries,  licenses, media properties,  and  other  intellectual  properties.  Areas of
                    expertise  include  biotechnology,   software  and  Internet
                    technologies,  and  telecommunications  industries.

1996 to 2000        BUSINESS VALUATION SERVICES, INC.                           San Diego, CA

                    DIRECTOR, TECHNOLOGY AND INTANGIBLE ASSETS

                    Specialized  in  the  financial   valuation  of  securities,
                    business  interests,   intangible  assets  and  intellectual
                    property  with   particular   emphasis  in  high  technology
                    industries.   BVS,  a  wholly-owned  subsidiary  of  Century
                    Business  Services  (NASDAQ  symbol  "CBIZ"),  is one of the largest independent financial valuation firms in the country with  offices  in  Dallas  and San  Diego.  Responsible  for
                    project   management   in  a  team   environment   and   for
                    maintaining/developing  major client  relationships  Managed numerous engagements  involving mergers and acquisitions and for other strategic  planning  purposes.  Areas of expertise include  biotechnology,  software and Internet technologies, and  telecommunications  industries.

1994 to 1996        DAEDALUS ANALYTICS,                                         San Diego, CA

                    CONSULTANT

                    Provided   technology   forecasting  and  economic  analysis
                    consulting services for emerging  high-technology  companies and the U.S. government.

1990 to 1993        OFFICE OF SCIENCE AND TECHNOLOGY POLICY, THE WHITE HOUSE    Washington, D.C.

                    PCAST POLICY ANALYST

                    Researched  and  analyzed  national  science and  technology policy  issues for the  President's  Council of  Advisors on
                    Science  and  Technology  (PCAST)  during  both the Bush and
                    Clinton   administrations.   Reviewed  federal   legislation
                    relating to science and technology and prepared  analyses on federal R&D policy working group activities. Coordinated all
                    PCAST   panel  work  with  the  White   House   staff,   the
                    Intelligence   Community  and  other  senior  staff  in  the
                    administration.  Also  served  in the OSTP  Directorates  of
                    National  Security Affairs and Industrial  Technology.  Held
                    security  clearances  at the  Top  Secret  and  SCI  levels.

Education

1994                GEORGETOWN UNIVERSITY                                       Washington, D.C.

                    M.A.,  Economics.  Concentrations  in  International  Trade,
                    Industrial Organization and Technology Diffusion.

1992                GEORGE WASHINGTON UNIVERSITY                                Washington, D.C.

                    M.A.,   Science  and  Technology   Policy.   Specialized  in
                    High-Tech   Project   Management,   and   U.S./International
                    Technology Policy.

1989                UNIVERSITY OF SOUTHERN CALIFORNIA                           Los Angeles, CA

                    B.S., Biomedical Engineering and Electrical Engineering

--------------------------------------------------------------------------------
                                    EXHIBITS

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
EXHIBIT I
CONNECTRIA*
MATRIX OF ENTERPRISE VALUES ($MMs) (excludes cash)
--------------------------------------------------------------------------------

                        Original Budget Growth Estimates
--------------------------------------------------------------------------------
                     Public                         Venture      Analyst
                     Company    Private Equity      Capital     Terminal
    Approach         Analysis    Transactions      Multiples     Values
--------------------------------------------------------------------------------
    Exhibits            V             VI             VII          VIII
 Indicated Value       $8.5          $13.3          $10.8         $15.3

                   Concluded Value Range: $10.5 - 12.5 million


                           Mid-Year Revised Estimates
--------------------------------------------------------------------------------
                     Public                         Venture      Analyst
                     Company    Private Equity      Capital     Terminal
    Approach         Analysis    Transactions      Multiples     Values
--------------------------------------------------------------------------------
    Exhibits            V             VI             VII          VIII
 Indicated Value       $6.3          $9.6           $8.3          $8.2

                   Concluded Value Range: $7.0 - $8.0 million

* Original Budget and Mid-Year Revised Growth estimated by Caliber Advisors based upon data provided by management.

--------------------------------------------------------------------------------
EXHIBIT II
CONNECTRIA
MID-YEAR REVISED BUDGET RESULTS
EQUITY AND GOODWILL VALUES ($MMs)
--------------------------------------------------------------------------------

Connectria Valuation Details                  Lower               Upper
--------------------------------------------------------------------------------

Enterprise value                               7.0                 8.0
Plus cash (net of intercompany debt)          (0.2)               (0.2)
Less interest bearing debt                    (1.7)               (1.7)
                                              -----               -----
Value of equity                              $ 5.2               $ 6.2
                                             =====               =====

Less book value of equity                     (0.6)               (0.6)
                                              -----               -----
Value of goodwill                            $ 4.5               $ 5.5
                                             =====               =====

--------------------------------------------------------------------------------
EXHIBIT III
CONNECTRIA*
MATRIX OF IMPLIED MULTIPLES
--------------------------------------------------------------------------------

                         Original Budget Growth Scenario
--------------------------------------------------------------------------------
                2001      Implied    Multiple     2002      Implied     Multiple
              Estimate     Lower      Upper     Estimate     Lower       Upper
               ($MM)                             ($MM)
--------------------------------------------------------------------------------
Revenues        17.2       0.6x        0.7x       25.9       0.4x         0.5x
Gross profit     5.5       1.9x        2.3x        8.6       1.2x         1.5x
EBITDA           2.6       4.1x        4.9x        4.3       2.4x         2.9x
Net income       1.8       5.9x        7.0x        3.0       3.5x         4.1x

                           Lower      Upper                  Lower       Upper
Concluded Value            10.5        12.5                  10.5         12.5
Range ($MMs)


                         Mid-Year Revised Growth Scenario
--------------------------------------------------------------------------------
                2001      Implied    Multiple     2002      Implied     Multiple
              Estimate     Lower      Upper     Estimate     Lower       Upper
               ($MM)                             ($MM)
--------------------------------------------------------------------------------
Revenues        13.3       0.5x        0.6x       15.9       0.4x         0.5x
Gross profit
EBITDA                                             1.9       3.6x         4.2x
Net income                                         1.3       5.2x         5.9x

                           Lower      Upper                  Lower       Upper
Concluded Value             7.0        8.0                    7.0         8.0
Range ($MMs)

* Conservative Growth and Mid-Year Revision Growth estimated by Caliber Advisors based upon data provided by management.

--------------------------------------------------------------------------------
EXHIBIT IV
CONNECTRIA
INCOME FORECAST
--------------------------------------------------------------------------------


                                    Redacted

--------------------------------------------------------------------------------
EXHIBIT V-1
CONNECTRIA
GUIDELINE COMPANY ANALYSIS (Original Budget)
VALUATION ANALYSIS ($ IN MM's)
--------------------------------------------------------------------------------


Indicated Enterprise Value                LTM            2001           2002
--------------------------------------------------------------------------------

Connectria Revenue Forecast ($MM)         $4.2          $17.2          $25.3
Concluded Revenue Multiple               1.50x          1.00x          0.75x
                                         -----          -----          -----
Value ($MMs)                              $6.3          $17.2          $19.0

Average Indicated Value ($MM, Public):                                 $14.2

        Less 40% Market Discount                                       ($5.7)
                                                                       ------

Enterprise Value ($MMs, Private):                                       $8.5

--------------------------------------------------------------------------------
EXHIBIT V-2
CONNECTRIA
GUIDELINE COMPANY ANALYSIS (Mid-Year Revised Budget)
VALUATION ANALYSIS ($ IN MM's)
--------------------------------------------------------------------------------


Indicated Enterprise Value                LTM          Year 1*        Year 2*
--------------------------------------------------------------------------------

Connectria Revenue Forecast ($MM)         $4.2         $13.3          $15.9
Concluded Revenue Multiple               1.50x         1.00x          0.75x
                                         -----         -----          -----
Value ($MMs)                              $6.3         $13.3          $11.90

Average Indicated Value ($MM, Public):                                $10.5

        Less 40% Market Discount                                      ($4.2)
                                                                      ------

Enterprise Value ($MMs, Private):                                      $6.3


* Year 1 and Year 2 values are derived using the Mid-Year Revised Forecast for the periods Q3 2001 through Q2 2002, and Q3 2002 through Q2 2003, respectively.

--------------------------------------------------------------------------------
EXHIBIT VI-1
CONNECTRIA
CONNECTRIA (Original Budget Growth)
PRIVATE EQUITY MULTIPLES ANALYSIS ($ in 000's)
--------------------------------------------------------------------------------



2001 (est.) EBIT*                                                       $2,563.2
Private Equity Transaction Multiple (Median)**                              5.2x
                                                              ------------------

Implied value at end of 2001                                              13,329


2001 (est.) Adjusted EBITDA*                                            $2,563.2
Private Equity Transaction Multiple (Ave.)***                               5.9x
                                                              ------------------

Implied value at end of 2001                                              15,123

Average Value                                                            $14,226

Discount Factor (mid-year)                                15%               0.93

Concluded Value based upon Private Transactions:                          13,266
                                                              ------------------

* Connectria EBITDA and EBIT estimated from unaudited financials provided by the Company without the eService division. Depreciation and amortization expenses estimated to be zero.

** Based upon the Daily Deal, May 22, 2001 (deals under $25 MM).

*** Based upon the Daily Deal, May 22, 2001 (Strategic Acquisitions under $100 million).

--------------------------------------------------------------------------------
EXHIBIT VI-2
CONNECTRIA (Mid-Year Budget Forecast)
PRIVATE EQUITY MULTIPLES ANALYSIS ($ IN 000's)
--------------------------------------------------------------------------------


NTM (est.) EBIT*                                                        $1,989.1
Private Equity Transaction Multiple (Median)**                              5.2x
                                                              ------------------

Implied value at end of 2001                                              10,344


NTM (est.) EBITDA*                                                      $1,989.1
Private Equity Transaction Multiple (Ave.)***                               5.9x
                                                              ------------------

Implied value at end of 2001                                              11,736

Average Value                                                            $11,040

Discount Factor (1-year)                                  15%               0.87

Concluded Value based upon Private Transactions:                           9,600
                                                              ------------------


* Connectria Next Twelve Months (NTM) EBITDA and EBIT based upon 15% EBIT and EBITDA margins without the eService division. Depreciation and amortization expenses estimated to be zero.

** Based upon the Daily Deal, May 22, 2001 (deals under $25 MM).

*** Based upon the Daily Deal, May 22, 2001 (Strategic Acquisitions under $100 million).

--------------------------------------------------------------------------------
EXHIBIT VII-1
CONNECTRIA (Original Budget Growth)
VC MULTIPLES ANALYSIS ($ IN 000's)
--------------------------------------------------------------------------------


                                      Strength of Intellectual Property*

                               Low                                      High

VC 2001 Revenue Multiples      0.50             0.75                    1.00
                             ---------------------------------------------------
         Indicated Value:      8,605           12,907                  17,209
                             ---------------------------------------------------
                                ^               ^
                                |               |
                                |               |
                                |    |----------
                                .    |
         Concluded Value:    $ 10.756
                             ========


* Based upon interviews with VCs involved in private equity transactions with comparable companies.

--------------------------------------------------------------------------------
EXHIBIT VII-2
CONNECTRIA (Mid-Year Budget Forecast)
VC MULTIPLES ANALYSIS ($ IN 000's)
--------------------------------------------------------------------------------


                                    Strength of Intellectual Property*

                              Low                                      High

VC NTM Revenue Multiples      0.50             0.75                    1.00
                             ---------------------------------------------------
        Indicated Value:      6,630            9,946                  13,261
                             ---------------------------------------------------
                                ^               ^
                                |               |
                                |               |
                                |    |----------
                                .    |
        Concluded Value:    $ 8,288
                            =======

* Based upon interviews with VCs involved in private equity transactions with comparable companies.

--------------------------------------------------------------------------------
EXHIBIT VIII-1
CONNECTRIA (Original Growth)
TERMINAL VALUE MULTIPLES ANALYSIS ($ IN 000's)
--------------------------------------------------------------------------------


2005 (est.) EBITDA*                                                     $6,963.3
2005 Terminal Value Multiple**                                             10.0x
                                                              ------------------
Implied value at end of 2005                                              69,633


Discount Factor                                       40%                   0.22
                                                              ------------------

Concluded Value:                                                         $15,319
                                                              ------------------

* Connectria 2005 EBITDA estimated by Caliber Advisors from unaudited financials provided by the Companyy, without the eService division. Depreciation and amortization expenses estimated to be zero.

** Jeffries & Company Equity Research.


                   2001E        2002E        2003E        2004E         2005E
                ----------------------------------------------------------------
Revenue          17,235,804   25,904,088   32,380,100   37,237,126    40,960,839
Yr/Yr Growth                         50%          25%          15%           10%

Adjusted EBITDA   2,563,215    4,322,162    5,504,619    6,330,311     6,963,343
Margin                  15%          17%          17%          17%           17%

--------------------------------------------------------------------------------
EXHIBIT VIII-2
CONNECTRIA (Mid-Year Budget Forecast)
TERMINAL VALUE MULTIPLES ANALYSIS ($ IN 000's)
--------------------------------------------------------------------------------


2005 (est.) EBITDA*                                                     $3,138.4
2005 Terminal Value Multiple**                                             10.0x
                                                              ------------------
Implied value at end of Q2 - 2005                                         31,384


Discount Factor                                       40%                   0.26
                                                              ------------------

Concluded Value:                                                          $8,169
                                                              ------------------

* Connectria 2005 EBITDA estimated by Caliber Advisors from unaudited financials provided by the Company, using at 15% EBITDA margin for the period between Q3 2004 and the end of Q2 2005.

** Jeffries & Company Equity Research.


                   2001E       Year 1       Year 2        Year 3       Year 4
                ----------------------------------------------------------------
Revenue          14,206,349   13,260,942   15,850,388   19,020,465    20,922,512
Yr/Yr Growth         n/a          n/a          25%          15%          10%

Adjusted EBITDA*     n/a          n/a          n/a          n/a        3,138,377
Margin               n/a          n/a          n/a          n/a          15%